Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2012 Results

Houston, January 18, 2013 – Schlumberger Limited (NYSE:SLB) today reported full-year 2012 revenue of $42.15 billion versus $36.96 billion in 2011.

Full-year 2012 income from continuing operations attributable to Schlumberger, excluding charges and credits, was $5.58 billion, representing diluted earnings-per-share of $4.17 versus $3.61 in 2011.

Fourth-Quarter Results

Fourth-quarter 2012 revenue was $11.17 billion versus $10.61 billion in the third quarter of 2012, and $10.30 billion in the fourth quarter of 2011.

Income from continuing operations attributable to Schlumberger, excluding charges and credits, was $1.44 billion, which was flat sequentially, and represents a 3% decrease year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.08, the same as in the previous quarter, and $1.10 in the fourth quarter of 2011.

Schlumberger recorded charges of $0.06 per share in the fourth quarter of 2012 versus $0.02 per share in the previous quarter, and $0.06 per share in the fourth quarter of 2011.

Oilfield Services revenue of $11.17 billion increased 5% sequentially and 8% year-on-year. Oilfield Services pretax operating income of $2.2 billion increased 1% sequentially and was flat year-on-year.

Schlumberger CEO Paal Kibsgaard commented, “We capped the year with revenues of over $42 billion, up by 14%, with the International Areas growing by $4 billion, or 16%, their strongest growth by far since 2008. International grew from robust exploration and development activity, both offshore and in key land markets. In North America, we demonstrated our resiliency from the challenges of the land markets by growing the business by more than $1 billion, or 9%, aided by our strong position in the offshore market, particularly in the US Gulf of Mexico. In addition, full-year pretax operating income grew 14%, with International delivering a 31% increase leading to International margins expanding 226 basis points (bps) to reach 20.5%, higher than North American margins of 20.3%.

Our fourth-quarter results showed continued growth in key markets in addition to typical year-end product, software and multiclient sales. Performance was driven by international areas where service quality was strong, and service capacity tight for certain product lines. Our results were, however, impacted by the previously announced seasonal slowdowns and contract delays as well as by mobilization and new project start-up costs. In North America, strong performance in the US Gulf of Mexico overcame lower-than-expected activity in Canada and further weakening in the US land markets.

Significant revenue growth was recorded in the Latin America and Middle East & Asia Areas. Pretax operating margins showed improvement in Latin America while in the Middle East & Asia Area margins declined on activity mix and IPM project start-up costs. Revenue declined by 1% in the Europe/CIS/Africa Area which also saw decreased margins from the seasonal slow-downs in the North Sea and Russia combined with contract delays in North Africa. International pricing continued to slowly improve driven by strong execution, new technology sales and proactive bidding on small- to medium-size contracts.

In North America, deepwater drilling operations drove strong activity and excellent performance in the US Gulf of Mexico where results more than offset lower drilling activity and the impact of lower pricing in US land for hydraulic fracturing, drilling, coiled tubing and cased-hole wireline services. As a result, North America revenue and pretax margins both advanced sequentially.

Among the technology highlights for the quarter, WesternGeco ended the first IsoMetrix season with three commercial projects and the technology continues to gain attention as exploration of difficult and complex reservoir prospects evolves. Two IsoMetrix vessels will be available in 2013. Meanwhile, Wireline ThruBit* pump-down openhole logging technology saw substantial market penetration in US land and the Well Services SPARK* business model also saw growth with the unique approach of offering customers access to our engineered fluid systems, while using their own personnel and hydraulic horsepower.

The world macroeconomic environment remains uncertain while the GDP growth outlook for 2013 remains unchanged. Global oil demand is expected to grow at similar levels to 2012. The supply side will see further growth in North America while other non-OPEC production will likely continue to face delay and decline challenges. Absent any unexpected macroeconomic or geopolitical events, global spare capacity is expected to remain largely unchanged.

With international E&P spending forecast to increase by around 10% in the coming year, and a strong activity outlook for the US Gulf of Mexico, Schlumberger is well positioned for growth with a balanced business portfolio, wide geographical footprint and strong executional capability.”

Other Events

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On November 15, 2012 Schlumberger and Cameron International Corporation (“Cameron”) announced that they had entered into an agreement with respect to the creation of OneSubsea™, a joint venture to manufacture and develop products, systems and services for the subsea oil and gas market. Schlumberger will own 40% of OneSubsea. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close by the second quarter of 2013. Under the terms of the agreement, Cameron and Schlumberger will each contribute all of their respective subsea businesses to the joint venture and Schlumberger will make a $600 million cash payment to Cameron. Cameron will manage OneSubsea and Schlumberger will equity account for its investment in the joint venture.

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On December 20, 2012, Gazprom Geologorazvedka and Schlumberger signed a technology cooperation framework agreement to maximize exploration efficiency for Gazprom’s land and offshore fields and license areas in the Russian Federation. The agreement includes the introduction of Schlumberger technology and software products, and the development of a personnel training program. This agreement follows the technology framework agreement signed in 2008 between Gazprom and Schlumberger.

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On January 17, 2013, the Board of Directors approved a 13.6% increase in the quarterly dividend. The next quarterly dividend, which will increase to $0.3125 per share of outstanding common stock, is payable on April 12, 2013 to stockholders of record on February 20, 2013.

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2012	2011	2012	2011
Revenue	$11,174	$10,301	$42,149	$36,959
Interest and other income, net (1)	35	35	172	130
Expenses
Cost of revenue(2)	8,798	7,997	33,056	28,949
Research & engineering	307	273	1,168	1,073
General & administrative(2)	111	98	405	417
Merger & integration(2)	60	22	128	113
Restructuring(2)	33	—	33	—
Interest	93	86	340	298

Income before taxes	1,807	1,860	7,191	6,239
Taxes on income(2)	436	457	1,723	1,509

Income from continuing operations	1,371	1,403	5,468	4,730
Income from discontinued operations	—	16	51	277

Net income	1,371	1,419	5,519	5,007
Net income attributable to noncontrolling interests	9	5	29	10

Net income attributable to Schlumberger	$1,362	$1,414	$5,490	$4,997

Schlumberger amounts attributable to:
Income from continuing operations(2)	$1,362	$1,398	$5,439	$4,720
Income from discontinued operations	—	16	51	277

Net income	$1,362	$1,414	$5,490	$4,997

Diluted earnings per share of Schlumberger
Income from continuing operations(2)	$1.02	$1.04	$4.06	$3.47
Income from discontinued operations	—	0.01	0.04	0.20

Net income	$1.02	$1.05	$4.10	$3.67

Average shares outstanding	1,328	1,338	1,330	1,349
Average shares outstanding assuming dilution	1,336	1,347	1,339	1,361

Depreciation & amortization included in expenses(3)	$930	$859	$3,500	$3,274

1)	Includes interest income of:

Fourth quarter 2012—$5 million (2011—$11 million)

Twelve months 2012—$29 million (2011—$39 million)

2)	See pages 6 for details of charges and credits.
3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Dec. 31, 2012	Dec. 31, 2011
Assets
Current Assets
Cash and short-term investments	$6,274	$4,827
Receivables	11,351	9,500
Other current assets	6,531	6,212

	24,156	20,539
Fixed income investments, held to maturity	245	256
Fixed assets	14,780	12,993
Multiclient seismic data	518	425
Goodwill	14,585	14,154
Other intangible assets	4,802	4,882
Other assets	2,461	1,952

	$61,547	$55,201

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,453	$7,579
Estimated liability for taxes on income	1,426	1,245
Short-term borrowings and current portion of long-term debt	2,121	1,377
Dividend payable	368	337

	12,368	10,538
Long-term debt	9,509	8,556
Postretirement benefits	2,169	1,732
Deferred taxes	1,493	1,731
Other liabilities	1,150	1,252

	26,689	23,809
Equity	34,858	31,392

	$61,547	$55,201

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the full year 2012 follow:

(Stated in millions)
Twelve Months	2012
Net Debt, January 1, 2012	$(4,850)
Income from continuing operations	5,468
Depreciation and amortization	3,500
Pension and other postretirement benefits expense	404
Excess of equity income over dividends received	(61)
Stock-based compensation expense	335
Pension and other postretirement benefits funding	(673)
Increase in working capital	(1,968)
Capital expenditures	(4,695)
Multiclient seismic data capitalized	(351)
Dividends paid	(1,432)
Proceeds from employee stock plans	410
Stock repurchase program	(972)
Business acquisitions and investments, net of cash and debt acquired	(845)
Proceeds from the sale of Wilson and CE Franklin	1,027
Other	(363)
Currency effect on net debt	(45)

Net Debt, December 31, 2012	$(5,111)

Components of Net Debt	Dec. 31, 2012	Dec. 31, 2011
Cash and short-term investments	$6,274	$4,827
Fixed income investments, held to maturity	245	256
Short-term borrowings and current portion of long-term debt	(2,121)	(1,377)
Long-term debt	(9,509)	(8,556)

	$(5,111)	$(4,850)

Charges and Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Fourth Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,807	$436	$9	$1,362	$1.02
Merger and integration costs	60	10	—	50	0.04	Merger & integration
Workforce reduction	33	6	—	27	0.02	Restructuring

Schlumberger income from continuing operations, excluding charges & credits	$1,900	$452	$9	$1,439	$1.08

	Third Quarter 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,857	$442	$3	$1,412	$1.06
Merger and integration costs	32	4	—	28	0.02	Merger & integration

Schlumberger income from continuing operations, excluding charges & credits	$1,889	$446	$3	$1,440	$1.08

	Fourth Quarter 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$1,860	$457	$5	$1,398	$1.04
Merger and integration costs	22	2	—	20	0.01	Merger & integration
Write-off of assets in Libya	60	—	—	60	0.04	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$1,942	$459	$5	$1,478	$1.10

	Twelve Months 2012
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS(*)	Income Statement Classification
Schlumberger income from continuing operations, as reported	$7,191	$1,723	$29	$5,439	$4.06
Merger and integration costs	128	16	—	112	0.08	Merger & integration
Workforce reduction	33	6	—	27	0.02	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$7,352	$1,745	$29	$5,578	$4.17

	Twelve Months 2011
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$6,239	$1,509	$10	$4,720	$3.47
Merger and integration costs	113	18	—	95	0.07	Merger & integration
Donation to Schlumberger Foundation	50	10	—	40	0.03	General & administrative
Write-off of assets in Libya	60	—	—	60	0.04	Cost of revenue

Schlumberger income from continuing operations, excluding charges & credits	$6,462	$1,537	$10	$4,915	$3.61

(*)	Does not add due to rounding

Product Groups

			(Stated in millions)
	Three Months Ended
	Dec. 31, 2012		Sept. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$3,150	$917	$2,910	$838
Drilling	4,137	696	4,048	733
Production	3,924	590	3,675	548
Eliminations & other	(37)	(39)	(25)	23

	11,174	2,164	10,608	2,142
Corporate & other	—	(180)	—	(176)
Interest income(1)	—	6	—	8
Interest expense(1)	—	(90)	—	(85)
Charges & credits	—	(93)	—	(32)

	$11,174	$1,807	$10,608	$1,857

Geographic Areas

			(Stated in millions)
	Three Months Ended
	Dec. 31, 2012		Sept. 30, 2012
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$3,409	$655	$3,290	$610
Latin America	2,071	377	1,860	333
Europe/CIS/Africa	2,958	579	2,985	646
Middle East & Asia	2,577	601	2,352	570
Eliminations & other	159	(48)	121	(17)

	11,174	2,164	10,608	2,142
Corporate & other	—	(180)	—	(176)
Interest income(1)	—	6	—	8
Interest expense(1)	—	(90)	—	(85)
Charges & credits	—	(93)	—	(32)

	$11,174	$1,807	$10,608	$1,857

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Product Groups

			(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2012		Dec. 31, 2011
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$11,424	$3,212	$9,929	$2,449
Drilling	15,971	2,824	13,860	2,254
Production	14,875	2,371	13,136	2,637
Eliminations & other	(121)	(60)	34	(35)

	42,149	8,347	36,959	7,305
Corporate & other	—	(694)	—	(590)
Interest income(1)	—	30	—	37
Interest expense(1)	—	(331)	—	(290)
Charges & credits	—	(161)	—	(223)

	$42,149	$7,191	$36,959	$6,239

Geographic Areas

			(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2012		Dec. 31, 2011
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$13,485	$2,736	$12,323	$3,052
Latin America	7,554	1,387	6,467	1,074
Europe/CIS/Africa	11,443	2,245	9,676	1,477
Middle East & Asia	9,194	2,152	8,102	1,874
Eliminations & other	473	(173)	391	(172)

	42,149	8,347	36,959	7,305
Corporate & other	—	(694)	—	(590)
Interest income(1)	—	30	—	37
Interest expense(1)	—	(331)	—	(290)
Charges & credits	—	(161)	—	(223)

	$42,149	$7,191	$36,959	$6,239

(1)	Excludes interest included in the Product Groups and Geographic Areas Results.

Oilfield Services

Full-year 2012 revenue of $42.15 billion increased 14% over 2011 with the International Areas growing by 16% and the North America Area by 9%. International revenue of $28.2 billion increased $3.9 billion from higher exploration and development activity in a number of GeoMarkets—both offshore and in key land markets. The international increase was led by the Europe/CIS/Africa Area where revenue was up 18%, mainly from strength in Russia and in the Nigeria & Gulf of Guinea, Angola, East Africa and North Sea GeoMarkets. Latin America revenue grew by 17%, driven by strong Integrated Project Management (IPM) activity on land, and robust offshore activity for Wireline services and Drilling Group Technologies mainly in the Mexico & Central America; Venezuela, Trinidad & Tobago; and Ecuador GeoMarkets. Middle East & Asia Area revenue increased by 13% on strong results in the Saudi Arabia & Bahrain; Australasia; Brunei, Malaysia & Philippines; and China GeoMarkets. North America revenue of $13.5 billion increased $1.2 billion, driven by a 38% increase in offshore revenue with robust deepwater and exploration services benefiting Reservoir Characterization and Drilling Group Technologies, particularly in the US Gulf of Mexico. North America land revenue improved by 4% on stronger Production Group products and services although the increase was tempered by weakness in the hydraulic fracturing market.

By segment, Reservoir Characterization Group revenue of $11.4 billion increased $1.5 billion, or 15%, with all product lines posting double-digit growth driven by improved offshore exploration activity across all Areas. Drilling Group revenue of $16.0 billion increased $2.1 billion, or 15%, led by strong growth in M-I SWACO, Drilling & Measurements and Drilling Tools & Remedial products and services. Production Group revenue of $14.9 billion increased $1.7 billion, or 13%, with double-digit growth posted by Well Intervention, Completions and Artificial Lift Technologies. Well Services revenue also increased, although this was mainly limited to international and North America offshore activity.

Full-year 2012 pretax operating income of $8.3 billion increased $1.0 billion, or 14%, as International pretax operating income of $5.8 billion increased 31% while North America pretax operating income of $2.7 billion declined 10% year-on year.

Pretax operating margin was essentially flat with the previous year at 19.8% as International pretax operating margin expanded 226 basis points (bps) to reach 20.5% while North America pretax operating margin declined 448 bps to 20.3%. Europe/CIS/Africa Area posted a 435 bps improvement to reach 19.6%, Latin America increased by 175 bps to 18.4%, and Middle East & Asia improved by 27 bps to 23.4%. The decline in North America was due to pricing pressure for Well Services production technologies on land. By segment, Reservoir Characterization Group pretax operating margin expanded 345 bps to 28.1% while pretax operating margins of the Drilling and Production Groups were 17.7% and 15.9%, respectively.

Fourth-Quarter Results

Fourth-quarter revenue of $11.17 billion increased $567 million, or 5% sequentially, and $873 million or 8% year-on-year on robust international activity. Of the sequential revenue increase, approximately 36% came from the typical year-end surge in product and software sales, and 12% came from the increase in WesternGeco multiclient sales. Sequentially, Reservoir Characterization Group revenue grew 8% to reach $3.2 billion, while Drilling Group revenue of $4.1 billion was 2% higher. Production Group revenue increased 7% sequentially to $3.9 billion. Geographically, International revenue of $7.6 billion increased $409 million, or 6% sequentially, while North America revenue of $3.4 billion grew by $118 million, or 4% sequentially.

The sequential increase in Reservoir Characterization Group revenue resulted mainly from robust international end-of-year Schlumberger Information Solutions (SIS) software sales. Testing Services grew for the third successive quarter from higher activity in the Saudi Arabia & Bahrain GeoMarket. PetroTechnical Services posted double-digit revenue growth on strong consulting activity in the Mexico & Central America GeoMarket. WesternGeco increased slightly as the end-of-year multiclient sales and UniQ* land seismic technology direct sale in Russia were partly offset by a sharp seasonal decline in Marine revenue on lower vessel utilization following the seasonal transits out of the North Sea. Wireline revenue grew from increased activity in the US Gulf of Mexico but this was largely offset by a seasonal activity decline in Asia. Drilling Group revenue increased on international and offshore demand for Drilling & Measurements and M-I SWACO technologies. Drilling Tools & Remedial Services also contributed to growth with the full-quarter revenue from Radius services. IPM improved slightly as the combination of an increase in projects in Australia and new start-ups in Iraq and Argentina was partly offset by project completions in North Africa. The increase in Production Group revenue resulted primarily from stronger Completions and Artificial Lift product year-end sales coupled with new Framo subsea projects in the US Gulf of Mexico and in the North Sea and Angola GeoMarkets. Well Intervention Services revenue also increased on higher activity in the Mexico & Central America and Saudi Arabia & Bahrain GeoMarkets. Well Services revenue grew mainly due to higher activity in international and offshore North America markets. Well Services stage count in North America land also increased, but revenue declined from continued pricing weakness as a result of hydraulic horsepower oversupply.

Among the Areas, Middle East & Asia revenue of $2.6 billion grew 10% sequentially led by the start of new IPM turnkey projects in Iraq; higher Testing, Well Intervention and Drilling Group services in addition to year-end product sales in the Saudi Arabia & Bahrain GeoMarket; the start of the Jurassic seismic project as well as strong product and year-end software sales in Kuwait; and the increase in IPM onshore projects and strong drilling activity in the Australasia GeoMarket. In Latin America, revenue of $2.1 billion increased 11% sequentially led by robust year-end software and product sales, strong PetroTechnical Services consulting activity, unconventional fracturing and well intervention stimulation activity in the Mexico & Central America GeoMarket. Higher WesternGeco vessel utilization for new seismic acquisition surveys in Brazil, Trinidad and Uruguay, coupled with the start of an IPM project in Argentina, also contributed to the increase. In Europe/CIS/Africa, revenue of $3.0 billion declined 1% mainly due to lower WesternGeco vessel utilization following the seasonal transit of vessels out of the North Sea. Completed IPM projects and service contract delays in North Africa and the completion of the WesternGeco survey in the Kara Sea in Russia also contributed to the decline. The sequential decrease, however, was partially offset by increased activity in Angola and higher product and software sales in the Russia and Central Asia region and the Continental Europe GeoMarket. North America revenue of $3.4 billion increased 4% sequentially—mainly from offshore which was up by 24%, while land fell by 2%. The increase in offshore revenue resulted from both higher drilling activity as the number of deepwater drilling rigs increased and stronger year-end WesternGeco multiclient sales. The decline in land revenue was mainly due to continued pricing weakness for Well Services hydraulic fracturing activities. A seasonal decline in deviated and horizontal land drilling activity paired with pricing weakness also affected the Drilling Group segment in North America.

On a worldwide basis, fourth-quarter pretax operating income of $2.2 billion increased 1% sequentially and was flat year-on-year. International pretax operating income of $1.6 billion grew 1% sequentially and 21% year-on-year, while North America pretax operating income of $655 million increased 7% sequentially but declined 31% year-on-year.

Pretax operating margin of 19.4% declined 83 bps sequentially and decreased 169 bps year-on-year. International pretax operating margin of 20.5% declined 104 bps sequentially but increased 125 bps year-on-year. The sequential margin decrease stemmed from a higher-than-usual seasonal slowdown and contractual delays in the Europe/CIS/Africa Area that traditionally attract higher margins. In North America, pretax operating margin of 19.2% increased 65 bps sequentially but declined 764 bps year-on-year. Sequentially, margin expansion was due to the increased contribution of high-margin offshore services, particularly in the US Gulf of Mexico, which more than offset margin decline in Drilling Group and Well Services activities on land. By segment, Reservoir Characterization Group pretax operating margin reached 29.1% while the pretax operating margins of the Drilling and Production Groups were 16.8% and 15.0%, respectively.

Reservoir Characterization Group

Fourth-quarter revenue of $3.15 billion increased $240 million or 8% sequentially, and grew $363 million or 13% year-on-year. Pretax operating income of $917 million was 9% higher sequentially, and grew 18% year-on-year.

Sequentially, revenue increased mainly through robust international end-of-year SIS software sales while Testing Services grew for the third successive quarter from higher activity in the Saudi Arabia & Bahrain and Mexico & Central America GeoMarkets. PetroTechnical Services revenue also posted double-digit growth on strong consulting activity in the Mexico & Central America GeoMarket. WesternGeco increased slightly as the end-of-year multiclient sales and UniQ land seismic technology direct sale in Russia were partly offset by the sharp seasonal decline in Marine revenue on lower vessel utilization following seasonal transits out of the North Sea. Wireline grew slightly on increased activity in the US Gulf of Mexico following the recovery from the activity shut-down associated with Hurricane Isaac in the previous quarter, but this was offset by a seasonal activity decline in Asia, mainly in the Australasia and China GeoMarkets.

Pretax operating margin of 29.1% increased 31 bps sequentially and expanded 122 bps year-on-year. Sequential margin expansion was primarily due to traditionally strong end-of-year sales of SIS software and WesternGeco multiclient licenses. Testing Services, Wireline and PetroTechnical Services margins also expanded on a more favorable technology mix in exploration and development projects. These improvements were, however, subdued by lower WesternGeco Marine margin as a result of lower vessel utilization.

A number of technology highlights across the Reservoir Characterization Group contributed to the fourth-quarter results.

Offshore Malaysia, WesternGeco completed the world’s first commercial survey using the ObliQ* sliding-notch broadband acquisition and imaging technique combined with Coil Shooting* single-vessel full-azimuth acquisition for PETRONAS. The Coil Shooting technique was selected to resolve illumination challenges while the ObliQ technology provided greater penetration in deeper targets. Data processing is underway in the Kuala Lumpur WesternGeco GeoSolutions center.

Offshore Indonesia, BP West Aru, a subsidiary of BP Plc in Indonesia, awarded WesternGeco one of the largest 3D marine seismic surveys to be conducted in Indonesia over a maximum of 9,000-km2 in the new concession blocks West Aru I and II. The project will use Q-Marine Solid* streamer technology and include extensive onboard data processing.

Shell has awarded WesternGeco two 4D monitor surveys for Shell companies including a survey for Shell Nigeria Exploration and Production Company (SNEPCO) over the Bongo field in Nigeria and a survey for Sarawak Shell Berhad (SSB) offshore Malaysia. The Nigeria survey will be conducted by the WG Amundsen using Q-Marine Solid streamer technology and is the second 4D survey WesternGeco has performed for SNEPCO over this field. The Malaysian 4D survey will be acquired by the Western Patriot.

Following a number of successful surveys in the North Sea and in Trinidad & Tobago, BP has awarded WesternGeco additional contracts for the North Sea, including two surveys using the Q-Seabed* multicomponent seabed seismic system and two 4D monitor surveys using the DISCover* broadband deep interpolated streamer coverage seismic technique. The projects will commence in Q2 2013.

Offshore UAE, Wireline Flow Scanner* horizontal and deviated well production logging technology in combination with the RST* reservoir saturation tool was run for ZADCO, a consortium between ADNOC, ExxonMobil and JODCO, on a horizontal well using the MaxTRAC* downhole well tractor system. The tools were conveyed to total depth with two logging runs made over a producing interval that contained several inflow control devices. The combination of the tools’ measurements enabled a successful determination of the well flow profile, and the mechanically complex operation experienced no downtime and yielded all required data.

In Myanmar, Wireline ReSOLVE* instrumented intervention technology was deployed to set a plug to shut off unwanted water production from an onshore well for Petronas Carigali Myanmar (Hong Kong) Limited. The ReSOLVE tool was conveyed by TuffTRAC* cased hole services tractor technology that enabled running through completions restrictions to reach the plug-setting depth, overcoming previous unsuccessful attempts using conventional mechanical means. During the operation, ReSOLVE technology provided an indication of operational status in real time, including positive confirmation of the plug setting.

In the Gulf of Thailand, Wireline MDT Forte-HT* rugged high-temperature modular formation dynamics tester and lnSitu Fluid Analyzer* technologies were deployed for PTTEP in three Arthit field wells in the high-temperature North Malay basin. The technology was instrumental in obtaining representative formation pressures and conclusive fluid identification and CO2 content, which provided the customer’s asset team critical information in real time on reservoir fluid composition by distinguishing dry gas from gas condensate, and on reservoir fluid properties at downhole conditions, including CO2 content and formation permeability.

In Oman, Wireline FMI-HD* fullbore formation microimager technology has been deployed for PDO on deep tight gas exploration wells drilled with both oil- and synthetic-based drilling fluids. This provided images with superior resolution in high resistive formations and higher borehole coverage. This resulted in better structural definition, more accurate breakout information for geomechanical modeling, and better interval selection for MDT* modular formation dynamics tester technologies.

In the UK sector of the North Sea, Wireline PowerJet Nova* extra deep penetrating shaped charges set a new world record for the longest single wireline-conveyed perforating run in a well for Taqa Bratani in the Pelican field. The PowerJet Nova charges perforated a 421-ft interval and were conveyed by an extra-strength cable deployed by a high-tension logging unit. Dual Secure* detonators provided perforating system redundancy while conveyance system enhancements led to operational efficiency, lower costs and greater safety. Job execution was flawless.

In the US Rockies, SureLog* Thrubit wireline triple-combo logging technology was used to log a 10,000-ft horizontal section of an Oasis Petroleum well in the Bakken formation, at a formation depth of more than 10,000 ft. By using ThruBit* logging services, the customer was able to maintain circulation, deploy the logging tools, and log the well–all during the conditioning trip. The robust battery and tool design allowed 37 hours of continuous operation, enabling a petrophysical evaluation of the horizontal section, and a thorough analysis of completion options using data that were previously unavailable.

In the geologically complex Kansas Mississippian Lime, the SureLog Thrubit wireline triple-combo logging suite was used for Osage Resources to optimize well completion design and improve performance relative to adjacent wells. The horizontal log showed significant porosity and lithology changes along the lateral length and enabled design of fracturing stage lengths, water volumes and perforation clusters for treatment optimization. Based on interpretation of the log data, Osage Resources decided to add an additional fracturing stage to the completion design.

In Turkmenistan, the Wireline Dielectric Scanner* multifrequency dielectric dispersion service was deployed for the first time in the country for CNPC International Turkmenistan. Dielectric Scanner technology clearly showed the gas-water contact and established the interpretation parameters needed to evaluate gas saturation in the low-porosity carbonate reservoir.

In Myanmar, Schlumberger Testing has been awarded two separate contracts for services on deepwater exploration and appraisal wells in the Zawtika field for PTTEP International Limited. The services consist of full well testing packages, including surface well testing, fluid sampling, subsea test tree, drillstem test and tubing conveyed perforating.

In Pakistan, Testing Services HPHT CERTIS* high-integrity reservoir test isolation technology combined with Signature* quartz high resolution HPHT gauges successfully performed six fracturing jobs in different Kadanwari tight gas formations for Eni. Fracturing and flow back operations were completed over 39 days and the technology combination saved rig time and offered greater safety, reliability and operational flexibility.

In Brazil, SIS was awarded a contract to provide software, training and services to ANP–the Brazilian Petroleum Agency. Schlumberger will provide key technologies that include Petrel* E&P software and ECLIPSE* reservoir simulation covering all E&P domains from geology and geophysics to petroleum engineering. Schlumberger software will be used by the ANP on studies for areas to be offered in the country’s 11th oil and gas tender round, expected to take place in 2013.

In Colombia, integration of Schlumberger well placement and completion technologies with PetroTechnical Services expertise helped New Granada Energy drill and complete the first horizontal well in a field in the Eastern Llanos Basin. Drilling & Measurements PeriScope* bed boundary mapper data were used in planning an openhole completion designed to prevent sand production and maximize reservoir contact. With an achieved production index of 30% and water cut of less than 1%, New Granada Energy have planned four additional wells on this field.

The Schlumberger Reservoir Geomechanics Center of Excellence in the UK has completed a 3D geomechanical modeling of the deepwater carbonate Jabuti field, which forms part of the Petrobras Marlim Leste oilfield in the Campos basin, Brazil. The project was executed by cross-disciplinary teams from Petrobras and Schlumberger PetroTechnical Services based in Brazil, the UK and Denmark. Key technologies were combined for the first time in this project, including seismic AVO inversion, rock physics, 3D full-field and near-wellbore stress models, structural restoration and geomechanical forward modeling. The results revealed how the complex interactions between depletion, natural fractures, stresses and permeability play a critical role in controlling field production and well stability and integrity.

In Brazil, Schlumberger PetroTechnical Services was awarded an integrated geomechanics study for drilling optimization and production risk evaluation in the deepwater Atlanta field operated by Queiroz Galvão Exploracão e Producão (QGEP). A 4D mechanical earth model was central to the study, and enabled the customer to select and optimize solutions for wellbore stability, sand production, compaction, subsidence and fault reactivation as well as quantify the impact and risk of different production scenarios.

Drilling Group

Fourth-quarter revenue of $4.1 billion increased $88 million or 2% sequentially, and grew $332 million or 9% year-on-year. Pretax operating income of $696 million was 5% lower sequentially, but increased 7% year-on-year.

Sequentially, revenue increased on international and offshore demand for Drilling & Measurements and M-I SWACO products and services. Drilling Tools & Remedial Services activity also contributed to growth with a full-quarter of revenue for Radius services. IPM revenue grew slightly, as increased projects in Australia and new start-ups in Iraq and Argentina were partly offset by project completions in North Africa. The overall revenue increase was tempered by a decline in drilling-related services, mainly in North America land, due to a seasonal decline in deviated and horizontal drilling activity coupled with pricing weakness.

Pretax operating margin of 16.8% decreased 128 bps sequentially and decreased 26 bps year-on-year. Among the Group Technologies, sequential margins in Drilling & Measurements and Drilling Tools & Remedial Services were flat, while margin contractions were recorded at M-I SWACO and IPM due to geographical mix and operational and start-up delays.

A number of Drilling Group technologies contributed to the fourth-quarter results.

In the UAE, ZADCO, a consortium between ADNOC, ExxonMobil and JODCO, awarded Schlumberger the integrated drilling services contract on the first two artificial islands (North & South) for the Upper Zakum field, offshore Abu Dhabi, one of the world’s largest oil fields. The three-year contract represents the first integrated drilling services contract awarded in the United Arab Emirates.

In Malaysia, Schlumberger set three world records using CASING DRILLING™ technology in the Angsi D14 well for PETRONAS Carigali Sdn Bhd (PCSB). These records covered the highest inclination of 82.3º; the deepest 13 3/8-in casing-while-drilling interval to 1,550 m; and the longest Level 3 directional drilling interval with 13 3/8-in casing run to 1,361 m.

In the South China Sea, Drilling & Measurements PeriScope* bed boundary mapper technology was deployed in a horizontal well drilling campaign to enable CNOOC Panyu Operating Company to develop highly mature reservoirs with remaining thin oil columns. PeriScope technology enabled accurate placement of the lateral sections within 0.5 m of the reservoir top for optimum drainage and reduction of attic oil. The wells have been producing oil at high rates with very low or zero water cut and the Drilling & Measurements team has been recognized by Panyu Operating Company for their contribution to this performance.

In the Black Sea, Drilling & Measurements StethoScope* formation pressure-while-drilling service was deployed to test multiple zones in a well for the Turkish Petroleum Corporation (TPAO) to enable calibration of the pore pressure model in real time. This allowed TPAO to eliminate the requirement for drilling a 10 5/8-in section, resulting in significant cost savings.

In Nigeria, Drilling & Measurements StethoScope formation pressure-while-drilling technology was used for Total to estimate pore pressure in the reservoir sands penetrated while drilling. With better understanding of the pore pressure regime, the customer was able to place the casing deeper and saved a casing string compared to the original program. In addition, the pressure points measured were used to calculate formation fluid mobility and helped optimize the subsequent MDT modular formation dynamics tester sampling program.

In Algeria, Drilling & Measurements PowerV* vertical drilling technology provided controlled well verticality below 0.35º in a highly dipping formation in the Zemoul el Kbar field for Groupement Sonatrach Agip (GSA). The technology was used to drill a total of 3,481 m and controlled well trajectory within a 1.4-m lateral displacement. This drilling performance saved the customer three days compared to previous wells drilled with standard technology. In addition, the PowerV technology yielded excellent wellbore quality to run logs and deploy casing.

In Poland, Schlumberger PowerDrive Archer* high build rate rotary steerable system technology with customized Smith drill bits were used to build inclination from vertical to horizontal in a complex-geometry well in the Lubocino field for Polskie Górnictwo Naftowe i Gazownictwo (PGNiG). PowerDrive Archer technology built the curve in a single run, successfully landing the well safely at the required target to overcome the challenges that conventional motors had faced in this sequence of formations in the past.

In Russia, the integration of Drilling & Measurements PowerDrive* rotary steerable technology, M-I SWACO MEGADRILL* system, and Smith drill bits achieved a new Russian drilling record for LUKOIL with the longest 8 1/2-in section in a single run with the highest average rate of penetration. As a result, performance improved from 22.1 days/1000 m down to 9.5 days/1000 m and the operation, which resulted in excellent hole quality, allowed the first two-stage completion worldwide with distributed temperature sensing and inflow control device screens.

In Russia, Schlumberger Drilling Group technologies were deployed for Eriell Corporation on several projects in the West Siberia and Volga-Urals regions. On one well in the Urengoyskoe field, Smith Viking drill bits, developed and manufactured for Russia, were used with Drilling & Measurements positive displacement motors to achieve new performance benchmarks, and with Drilling & Measurements PowerDrive X5* rotary steerable systems where the rate of penetration was doubled compared to previous wells. On another well in the Nizhne-Kamenskoe field, the combination of Smith Neyrfor* turbodrilling systems and customized Smith drill bits helped decrease drilling times in one hole section by 133%.

In Russia, Drilling Group technologies helped Rosneft drill an extended-reach, sidetrack re-entry campaign in the Odoptu-morye field. A combination of Drilling & Measurements PowerDrive X6* rotary steerable technology with specifically designed Smith drill bit and engineered jars drilled a 1,990-m sidetrack with a complex 3D well path. The EcoScope† multifunction logging-while-drilling service for well placement was used with Schlumberger PetroTechnical Services interpretation of data from SonicVISION* sonic-while-drilling tools to optimally place a Smith Trackmaster* whipstock system. This integrated approach resulted in the well being drilled seven days ahead of plan.

In Russia, integration of Drilling & Measurements and Smith drillbit technologies delivered record performance for Rosneft Vankor in the Vankorskoe development project. On one well, the PowerDrive vorteX* powered rotary steerable system and customized Smith drill bit were assisted by Schlumberger rate of penetration optimization software to reach the total depth nearly 10 days ahead of schedule, setting the field’s highest daily meterage. By combining this integrated drilling package with EcoScope multifunction logging-while-drilling technology, further rig time savings were achieved.

In Brazil, integration of Drilling Group technologies including the PowerV vertical drilling system, RHELIANT* synthetic-based drilling fluids and customized Smith drill bits helped Shell reduce the drilling time of two presalt wells in the Santos Basin by 15 days. The technology and methodology proposed by Schlumberger contributed to these wells being within the top quartile of similar wells in Brazil.

In Norway, a Drilling Tools & Remedial Services bottomhole assembly, designed and optimized by the Smith i-DRILL* engineered drilling system, was deployed for Talisman using a 12 1/4-in bit combination with a staged hole opener (SHO) and a Rhino XC* on-demand hydraulically actuated reamer. The well section was drilled and under-reamed with an average rate of penetration 28% faster than that planned. The Rhino XC tool correctly activated and deactivated below the measurement-while-drilling tools with no problems experienced while pulling out of hole through swelled clays. Downhole shock and vibration were minimal, verticality was maintained within 0.4°, and the drilled section was completed 13 hours ahead of plan.

In Brazil, Smith drill bits and Schlumberger Dynamic Pressure Management services successfully performed a percussion drilling operation on a well in the São Francisco onshore basin for Petra Energia. By using combined air hammers, hammer bits and managed pressure drilling technologies, a rate of penetration 178% greater than the field average was achieved. Such tailored engineering solutions are helping Petra Energia’s exploration program by drilling more efficiently with reduced risk and cost.

In Russia, Schlumberger IPM was awarded a three-year exploration contract by Bashneft Polyus, a joint venture between Bashneft and Lukoil, for the Trebsa and Titova fields in the north-western territories. This region contains one of the remaining major unexplored onshore oil fields in Russia. Schlumberger will provide drilling and completion services under IPM management.

Production Group

Fourth-quarter revenue of $3.9 billion increased $249 million or 7% sequentially, and grew $221 million or 6% year-on-year. Pretax operating income of $590 million was 8% higher sequentially, but declined 24% year-on-year.

Sequentially, the increase in revenue resulted primarily from stronger Completions and Artificial Lift product year-end sales coupled with new Framo subsea projects in the US Gulf of Mexico and in the North Sea and Angola GeoMarkets. Well Intervention Services revenue increased on higher activity in the Mexico & Central America and Saudi Arabia & Bahrain GeoMarkets. Well Services revenue grew mainly due to higher activity in the international and the North America offshore markets. International activities were strong from stimulation vessel operations in Brazil, unconventional fracturing activity in Mexico, and new projects in Kuwait and Iraq. Well Services stage count in North America land also grew but land revenue declined on continued pricing weakness from the oversupply of hydraulic horsepower.

Pretax operating margin increased 13 bps sequentially to 15% but declined 590 bps year-on-year. The sequential increase was largely attributable to the favorable impact of year-end Completions and Artificial Lift product sales coupled with improved profitability from new Framo subsea projects. This margin increase was largely offset by continued Well Services pricing weakness.

Highlights during the quarter included successes in a number of Production Group technologies.

In Argentina, Schlumberger has been awarded an integrated services contract by Shell for their exploration campaign in the unconventional Vaca Muerta formation of the Neuquen basin. The 18-month contract encompasses project management, well engineering and execution of well construction services including formation evaluation, reservoir stimulation, coiled tubing, and well testing. The first horizontal exploration well was successfully spudded in October, 2012.

In Pakistan, Losseal* reinforced composite mat pill technology was deployed for Oil & Gas Development Company Limited (OGDCL) while running the 9 5/8-in casing string in two Naspha wells on the Potwar Plateau following total loss of circulation prior to pumping cement. Heavy weight 16.5 and 17 ppg Losseal pills, which extended the established range of the technology, were used as spacer material and restored circulation to ensure subsequent zonal isolation.

In India, Well Services ThermaFRAC* shear-tolerant, high temperature fracturing fluid has been successfully used at a depth of 4,400 m and a temperature of 325 deg F in a land well for Cairn Energy India Pty Ltd in the KG Basin in the state of Andra Pradesh. Close collaboration between Cairn Energy India and Schlumberger optimized the ThermaFRAC fluid design as well as the overall job design.

In Tunisia, Well Services executed the first openhole multistage HiWAY* flow-channel hydraulic fracturing operation for STORM Venture International in the Bin Tartar field. The treatment included seven stages using HiWAY technology that resulted in significantly reduced operating time from seven to three days with no premature treatment terminations.

In Congo, Well Services PropGUARD* technology has been deployed for Eni in the Mboundi field with PropGUARD fiber being added during the last proppant stage of a hydraulic fracturing treatment. The well responded to the treatment, naturally flowing before being lifted with no proppant being observed at surface during the flowback and testing. PropGUARD fiber application hydraulic fracturing treatments have become the solution of choice for increasing oil production when it is necessary to prevent sand production at the same time.

In Peru, Schlumberger Well Services has been awarded a 12-well stimulation contract by Maple Gas Corporation del Peru S.R.L to stimulate vertical wells on the mature Agua Caliente and Maquia fields. Job planning and execution on the first well showed outstanding results, with oil production increasing by a factor of 10 with reduced water cut.

In Kuwait, Well Intervention Services performed the first ACTive* in-well live performance with distributed temperature sensing (DTS) and ABRASIJET* hydraulic pipe-cutting and perforating service on an openhole horizontal well in the tight Mauddud limestone reservoir for Kuwait Oil Company. Based on the interpretation of the DTS temperature profile, ABRASIJET technology successfully jetted across the damaged zones to create slots, leading to increased reservoir contact and bypassing of near wellbore damage. These innovative technologies played a key role in the well’s incremental oil production.

Also in Kuwait, Well Intervention Services deployed ACTive in-well live performance with DTS on a stimulation operation in a Kuwait Oil Company well in the Burgan field which had been drilled and completed in 1994 but not placed on production. Based on interpretation from temperature profiles obtained by DTS and the provided openhole logs, the pumping schedule was adjusted and the fluids were placed in an optimized manner across the openhole section targeting the potential oil zones in order to obtain uniform stimulation of the tight reservoir section. The well is now producing oil at a rate of 600 bbl/d as a result of this technology application.

Elsewhere in Kuwait, Schlumberger Well Intervention Services Discovery MLT* multilateral tool and ACTive in-well live performance were used to enter a lateral section in a well for Joint Operations. A stimulation treatment was performed to bypass damage using real-time fiber-optic DTS permanent monitoring technology. Post-treatment production attained satisfactory results, leading to plans for similar operations in the development of multilateral wells of the South Fawares field.

Offshore Egypt, Well Intervention Services deployed ACTive in-well live performance technology with DTS in a stimulation operation for Petrobel. This intervention enabled identification of excess water producing zones and real-time decision-making to isolate them. In parallel, the gas zone was stimulated using a through-tubing inflatable packer, which was successfully set using ACTive downhole data. This single rig-up intervention maximized operational efficiency, minimized equipment footprint, and helped save four days of offshore rig time.

In Saudi Arabia, the first ACTive in-well live performance matrix service was deployed on a well stimulation job with ABRASIJET hydraulic pipe-cutting and perforating service. These technologies enabled the cutting of slots at the target zones while monitoring and optimizing the placement of stimulation fluids and diversion efficiency using DTS. Post-stimulation well performance exceeded expectations.

In Tunisia, Eni has deployed Schlumberger LIVE* digital slickline services on interventions to re-perforate old, non-producing offshore wells on a two-wellhead platform with limited deckspace and crane-lifting capacity. Wireline eFire* electronic firing head technology was used for the first time in combination with DSL* digital slickline technology, correlated in real time on multiple runs. Following intervention, both wells were completed successfully and brought back online. LIVE services offer an efficient lightweight, low footprint solution, capable of providing conventional slickline operations with advanced perforating technology with the same crew and equipment.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 118,000 people representing over 140 nationalities and working in approximately 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues of $42.15 billion in 2012. For more information, visit www.slb.com.

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*	Mark of Schlumberger or of Schlumberger Companies.

†

Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, January 18, 2013. The call is scheduled to begin at 8:00 a.m. US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1059 within North America, or +1-651-291-5254 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 18, 2013 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 269201.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial information is available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com